Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 1st Quarter 2020

LOS ANGELES, CA – (BUSINESS WIRE) – May 11, 2020 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”, and collectively, with the Company, “Broadway”), today reported a net loss of $33 thousand, or $0.00 per share, for the first quarter of 2020, compared to net income of $277 thousand, or $0.01 per diluted share, for the first quarter of 2019.

Earnings during the first quarter of 2020 were favorably impacted by increases in net interest income of $85 thousand, service charges on deposits of $22 thousand, miscellaneous fee income of $25 thousand and lower professional services fees of $75 thousand compared to the first quarter of 2019. Earnings were negatively impacted, however, by a provision for loan losses of $29 thousand during the first quarter of 2020 compared to a loan loss provision recapture of $190 thousand in the first quarter of 2019, and by an increase in compensation costs of $173 thousand. In addition, the Bank received a grant of $233 thousand from the U.S. Department of the Treasury’s Community Development Financial Institution (“CDFI”) Fund during the first quarter of 2019, but did not receive a grant during the first quarter of 2020.

Chief Executive Officer, Wayne Bradshaw, commented, “The start of the first quarter of 2020 presented Broadway with many of the same issues that Broadway has been facing over the past 18 months: a highly challenging interest rate environment and a very competitive market for originating loans and attracting deposits. While those issues have remained, the first quarter presented a new set of unanticipated challenges as the effects of the COVID-19 Pandemic wrought huge dislocations in the economy, and required prompt changes to our operations to protect the health and welfare of our employees and customers. I am extremely proud of the positive attitude and dedication of our employees, who have demonstrated their resourcefulness and resiliency in adapting to the new realities facing the country.”

“Despite the enormous diversion of time and human resources, the Bank, the parent company’s operating subsidiary, remained profitable in the first quarter, driven in part by strong growth in loan originations. During the first quarter our loan originations exceeded $65 million, representing an increase of over $11.3 million, or 20.8%, compared to originations during the fourth quarter of 2019. In addition, Broadway’s ability to adapt has been aided by the Bank’s strong capital base, defined market niche, long-standing customer relationships, and high-quality loan portfolio. The Bank ended the quarter with non-performing loans and assets of $280 thousand, or 0.06% of Broadway’s assets.”

“While the economic environment remains unclear, we are being cautious about originating new loans and are defensively pricing and structuring our loan products. In addition, we are being extra vigilant in monitoring our portfolio, which to-date has shown few indications of problems from our borrowers. Given the circumstances, it was fortuitous that early in the quarter we began implementing plans to reduce non-interest expenses and improve our operating efficiency and the profitability of Broadway.”

“As always throughout Broadway’s history, we remain committed to our mission of serving the low-to-moderate income communities of Southern California, many of which have been disproportionately impacted by the COVID-19 Pandemic. Our hopes and prayers go out to everyone that has been adversely affected by the Pandemic, and I wish to extend my sincere gratitude to our employees who are working tirelessly to assist the Bank’s customers and communities during this unprecedented crisis.”

1

COVID-19 Pandemic Impact

During early March the effects from the spread of the COVID-19 virus had permeated virtually every aspect of society, and required management to quickly plan and implement multiple changes to Broadway’s operations to protect the health and welfare of the Bank’s employees and customers, while minimizing disruptions to the Bank’s ability to provide essential services. These changes were based on guidance from various governmental entities, including the Center for Disease Control and Prevention. Among the changes that the Bank implemented were the following: more intensive cleaning and maintenance of the branches, distribution of personal protection equipment to employees, creation of safe distancing measures within the branches and all work areas, guidance to all employees regarding other safe practices, amended benefit policies to ease the burden on employees with children at home, or those experiencing symptoms of disease, development of plans for certain employees or departments to work from home, and creation of contingency plans for potential further changes to operations. To date, Broadway has not implemented layoffs or furloughs of any of our employees.

In addition, Broadway has developed plans and policies for providing financial relief to borrowers that may experience difficulties in meeting the terms of their loans, performed updated stress tests of the Bank’s loan portfolio using new assumptions reflecting potential significant impacts of the COVID-19 Pandemic and related governmental stay-at-home orders, created contingency plans if various aspects of the credit markets cease to operate in a normal manner, and implemented new lending guidelines that are designed to moderate the Bank’s loan concentration and enhance liquidity. Management has been in regular communication with the Bank’s regulator regarding these new plans and policies.

Broadway decided not to participate in the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) because management believes that it is more important and appropriate to maintain the Bank’s focus on existing clients, markets, and loan products. In addition, the Bank has historically not offered SBA loans and has not had a significant client base or portfolio of commercial and industrial loans, for which the PPP would have represented a product line extension. Instead, management has been focused on selective originations of multi-family residential and commercial real estate loans, and sales of the Bank’s portfolio of loans receivable held for sale, which will moderate the Bank’s loan concentration and enhance liquidity. Since the end of March, the Bank has negotiated the sale of $9 million of loans at a slight profit.

Net Interest Income

For the first quarter of 2020, net interest income was $2.9 million, compared to $2.8 million for the first quarter of 2019. The increase of $85 thousand in net interest income primarily resulted from higher interest and fees on loans receivable, which were partially offset by lower interest income on other interest earning assets and higher interest expense on deposits and borrowings. Average interest-earning assets increased by $59.0 million compared to the first quarter of the prior year, but this increase was partially offset by a decrease of 27 basis points in the net interest margin.

Interest and fees on loans receivable increased by $244 thousand to $4.4 million for the first quarter of 2020, from $4.1 million for the first quarter of 2019.  The increase in interest and fees on loans receivable primarily resulted from an increase of $51.4 million in the average balance of loans receivable, which increased interest income by $539 thousand.  This was offset by a decrease of 30 basis points in average yield on loans, which decreased interest income by $295 thousand.  The decrease in yield was attributable to lower loan rates, as well as a lower level of recorded interest recoveries, during the first quarter of 2020 compared to the first quarter of 2019. The Bank recorded an interest recovery of $162 thousand upon the payoff of one non-accrual church loan sold during the first quarter of 2020, compared to interest recoveries of $351 thousand upon the payoff of two non-accrual loans during the first quarter of 2019.  The decrease in interest recoveries caused the average yield on loans to decline by 18 basis points.

2

Interest income on securities decreased by $28 thousand for the first quarter of 2020, compared to the first quarter of 2019. The decrease in interest income on securities primarily resulted from a decrease of $3.6 million in the average balance of securities and a decrease of 13 basis points in the average interest rate earned on securities.

Other interest income decreased by $18 thousand for the first quarter of 2020, compared to the first quarter of 2019. The decrease was primarily due to a decrease of 133 basis points in the average rate earned on interest-bearing deposits, which decreased interest income by $73 thousand, offset by an increase of $11.1 million in the average interest-earning deposit balance, which increased interest income by $51 thousand. In addition, there was an increase of $4 thousand in dividends earned on Federal Home Loan Bank (“FHLB”) stock during the first quarter of 2020, compared to the first quarter of 2019 due to an increase of $206 thousand in the average balance.

Interest expense on deposits increased by $28 thousand for the first quarter of 2020, compared to the first quarter of 2019. The increase in interest expense on deposits primarily resulted from an increase of $26.3 million in the average interest-bearing deposit balance, which increased interest expense by $53 thousand, offset by a decrease of 9 basis points in the average cost of deposits, which decreased interest expense by $25 thousand.

Interest expense on borrowings increased by $85 thousand for the first quarter of 2020, compared to the first quarter of 2019. The higher interest expense on borrowings reflected a net increase of $31.4 million in average borrowings, due to an increase of $32.2 million in the average balance of FHLB advances, offset by a decrease of $810 thousand in the average balance of the Company’s junior subordinated debentures. The increase in average borrowings increased interest expense by $167 thousand, which was partially offset by a decrease of 43 basis points in the overall cost of borrowings, which decreased interest expense by $82 thousand.

Loan Loss Provision/Recapture

The Bank recorded a loan loss provision of $29 thousand for the first quarter of 2020, compared to a loan loss provision recapture of $190 thousand for the first quarter of 2019. The loan loss provision for the first quarter of 2020 was recorded to increase the allowance for loan and lease losses (“ALLL”) because of the uncertainties related to the COVID-19 Pandemic, while the loan loss provision recapture for the first quarter of 2019 primarily resulted from cash recoveries upon the full payoff of two partially charged off church loans. There were no charge-offs during the quarters ended March 31, 2020 or March 31, 2019.

At March 31, 2020, the ALLL was $3.2 million, or 0.84% of the Bank’s gross loans receivable held for investment, compared to $2.9 million, or 0.80% of gross loans receivable held for investment at March 31, 2019. Due to a reduction in non-performing loans from $782 thousand at March 31, 2019 to $280 thousand at March 31, 2020, the ALLL, as a percentage of non-performing loans, increased to 1,146.8% at March 31, 2020 from 374.6% at March 31, 2019. The Bank has not had any real estate owned from foreclosures (“REO”) since the sale of a single REO property in April 2019. As a result, non-performing assets represented 0.06% of total assets at March 31, 2020.

As a small banking institution, Broadway is not required to adopt the CECL accounting standard until 2023; consequently, the Bank’s ALLL is based on evidence available at the date of preparation of its financial statements, rather than projections of future economic conditions over the life of the loans. In determining the adequacy of the ALLL within the context of the current uncertainties posed by the COVID-19 Pandemic, management has considered the historical and current performance of the Bank’s portfolio, as well as various measures of the quality and safety of the portfolio, such as debt servicing and loan-to-value ratios. Through the end of April 2020, the Bank had only experienced two delinquencies for loans totaling $612 thousand, or 0.16% of the total portfolio, and requests for loan relief on two other loans totaling $851 thousand, or 0.22% of the total portfolio. Management is continuing to monitor the loan portfolio and regularly communicating with borrowers to determine the continuing adequacy of the ALLL.

3

Non-interest Income

Non-interest income for the first quarter of 2020 totaled $197 thousand, compared to $376 thousand for the first quarter of 2019. The decrease in non-interest income of $179 thousand was due to a grant of $233 thousand received from the CDFI Fund in the first quarter of 2019; all other components of non-interest income increased during the first quarter of 2020, including increases in other non-interest income of $25 thousand, service charges of $22 thousand, and gain on sale of loans of $7 thousand.

Non-interest Expense

Total non-interest expense was $3.1 million for the first quarter of 2020, which was substantially the same as the total non-interest income for the first quarter of 2019. Overall, non-interest expense increased by $89 thousand, primarily reflecting an increase of $173 thousand in compensation and benefits expense and an increase of $29 thousand in information services expense, partially offset by a decrease of $75 thousand in professional services expense and a decrease of $31 thousand in REO expense.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income. The Company recorded an income tax benefit of $50 thousand for the first quarter of 2020, compared to income tax expense of $42 thousand for the first quarter of 2019. The Company’s effective income tax rate was a benefit of 60.2% for the first quarter of 2020 and an expense of 13.20% for the first quarter of 2019, due to low-income housing tax credits. The Company had no valuation allowance on its deferred tax assets, which totaled $5.2 million at March 31, 2020 and December 31, 2019.

Balance Sheet Summary

Total assets increased by $65.6 million to $506.0 million at March 31, 2020 from $440.4 million at December 31, 2019. The increase in total assets primarily consisted of an increase of $45.5 million in loans receivable held for sale and an increase of $36.2 million in cash and cash equivalents, partially offset by a decrease of $16.5 million in loans receivable held for investment.

Loans held for investment, net of the allowance for loan losses, decreased by $16.5 million to $381.3 million at March 31, 2020, compared to $397.8 million at December 31, 2019. During the first quarter of 2020, the Bank did not originate any loans held for investment except for a net draw of $139 thousand on construction loans. The decrease was primarily due to loan repayments of $16.5 million and the sale of one church loan of $120 thousand during the first quarter of 2020. During the first quarter of 2019, the Bank originated $18.0 million of multi-family loans and $1.1 million of commercial real estate loans for its portfolio. Loan repayments totaled $11.7 million during the first quarter of 2019.

4

Loans held for sale increased to $45.5 million at March 31, 2020 while there were no loans held for sale at December 31, 2019. During the first quarter of 2020, the Bank originated $66.0 million of multi-family loans for sale and sold $20.4 million of loans held for sale for a gain of $7 thousand.

Deposits increased by $35.4 million to $333.1 million at March 31, 2020 from $297.7 million at December 31, 2019, which consisted of an increase of $42.7 million in liquid deposits and a decrease of $7.3 million in certificates of deposit. One depositor transferred $24.7 million of certificates of deposits from the Certificate of Deposit Account Registry Service to money market accounts.

Total borrowings increased by $30.8 million to $119.1 million at March 31, 2020 from $88.3 million at December 31, 2019 due to an increase of $31.0 million in advances from the FHLB, offset by a decrease of $255 thousand in junior subordinated floating rate debentures.

Stockholders' equity was $49.1 million, or 9.70% of the Company’s total assets, at March 31, 2020, compared to $48.8 million, or 11.09% of the Company’s total assets, at December 31, 2019. The Company’s book value was $1.75 per share as of March 31, 2020 and December 31, 2019.

At March 31, 2020, the Bank’s Total Capital ratio (Total Capital to Total Risk-Weighted Assets) was 16.94%, and its Leverage ratio (Tier 1 Capital to Adjusted Total Assets) was 10.20%, compared to a Total Capital ratio of 18.29% and a Leverage ratio of 11.56% at December 31, 2019.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates three full-service branches, two in the city of Los Angeles, California, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our management’s current expectations and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the COVID-19 Pandemic, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE: Broadway Financial Corporation

Contact: Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

5

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	March 31, 2020	December 31, 2019
Cash and cash equivalents	$51,725	$15,566
Securities available-for-sale, at fair value	10,706	11,006
Loans receivable held for sale	45,481	-
Loans receivable held for investment	384,545	401,029
Allowance for loan losses	(3,211)	(3,182)
Loans receivable held for investment, net of allowance	381,334	397,847
Total assets	506,039	440,369
Deposits	333,149	297,724
FHLB advances	115,000	84,000
Junior subordinated debentures	4,080	4,335
Total stockholders' equity	49,080	48,848

Book value per share	$1.75	$1.75
Equity to total assets	9.70%	11.09%

Asset Quality Ratios:
Non-accrual loans to total loans	0.07%	0.11%
Non-performing assets to total assets	0.06%	0.10%
Allowance for loan losses to total gross loans	0.84%	0.79%
Allowance for loan losses to total delinquent loans	22935.71%	17677.78%
Allowance for loan losses to non-performing loans	1146.79%	750.47%

Non-Performing Assets:
Non-accrual loans	$280	$424
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$280	$424

	Three Months Ended March 31,
Selected Operating Data and Ratios:	2020		2019
Interest income	$4,571		$4,373
Interest expense	1,673		1,560
Net interest income	2,898		2,813
Loan loss provision (recapture)	29		(190)
Net interest income after loan loss provision recapture	2,869		3,003
Non-interest income	197		376
Non-interest expense	(3,149)		(3,060)
(Loss) income before income taxes	(83)		319
Income tax (benefit) expense	(50)		42
Net (loss) income	$(33)		$277

(Loss) earnings per common share-diluted	$-		$0.01

Loan originations (1)	$65,939		$19,472

Net recoveries to average loans	(0.00	)% (2)	(0.20	)% (2)
Return on average assets	-0.03	% (2)	0.26	% (2)
Return on average equity	-0.27	% (2)	2.28	% (2)
Net interest margin	2.47	% (2)	2.75	% (2)

(1)	Does not include net deferred origination costs.
(2)	Annualized